Exhibit 10.4

First Amendment to the

APA CORPORATION

2007 Omnibus Equity Compensation Plan

WHEREAS, APA Corporation, a Delaware corporation (the “Company”), sponsors and maintains the 2007 Omnibus Equity Compensation Plan, as amended and restated effective May 4, 2011, and as amended prior to the date hereof, including as amended by that certain Assignment and Assumption Agreement dated as of March 1, 2021, whereby Apache Corporation assigned the plan to the Company and the Company assumed the plan from Apache Corporation (the “Plan”); and

WHEREAS, the Company, pursuant to Section 16 of the Plan, has the right to amend the Plan, subject to such amendments being approved by the Board of Directors or the Management Development and Compensation Committee of the Company; and

WHEREAS, the Company desires to amend the definitions of “Involuntary Termination” and “Voluntary Termination with Cause” to reflect that following the holding company reorganization of the Company with Apache Corporation, officers of Apache Corporation became officers of the Company but remain employees of Apache Corporation.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 2.1(cc) is hereby amended in its entirety as follows:

(cc)

“Involuntary Termination” means the termination of employment of the Participant by the Company or its successor or an applicable Affiliate for any reason on or after a Change of Control; provided that the termination does not result from an act of the Participant that (i) constitutes common law fraud, a felony, or gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that, notwithstanding anything else in this Plan to the contrary, an Involuntary Termination shall not be deemed to occur solely because a Participant transfers employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate.

2. Section 2.1(dd) is hereby amended in its entirety as follows:

(dd)

“Voluntary Termination with Cause” occurs upon a Participant’s separation from service of his or her own volition and one or more of the following conditions occurs without the Participant’s consent on or after a Change of Control:

(i)	There is a material diminution in the Participant’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(ii)	There is a material diminution in the Participant’s authority, duties, or responsibilities.

(iii)

There is a material diminution in the authority, duties, or responsibilities of the Participant’s supervisor, such as a requirement that the Participant (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(iv)	There is a material diminution in the budget over which the Participant retains authority.

(v)

There is a material change in the geographic location at which the Participant must perform his or her service, including, for example the assignment of the Participant to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Participant must notify the Company of the existence of one or more adverse conditions specified in clauses (i) through (v) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company’s Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Participant by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

3. With respect to Awards intended to constitute “qualified performance-based compensation” and granted on or before to November 2, 2017, to any Covered Employee (as modified by the Tax Cuts and Jobs Act of 2017), the foregoing amendments shall not apply with respect to any such Awards if such amendments constitute a material modification of the Plan or the applicable Award agreement as determined under Section 162(m) of the Code, IRS Notice 2018-68, Treasury Regulation § 1.162-33, and other applicable guidance that would otherwise result in some or all of such Awards not being deductible by the Company or its affiliates for federal tax purposes.

[Signature Page Follows]

Date: March 1, 2021.

Attest:	APACHE CORPORATION

/s/ Rajesh Sharma	By:	/s/ Brandy Jones
Rajesh Sharma		Brandy Jones
Corporate Secretary		Vice President, Human Resources

Signature Page to First Amendment to the APA Corporation 2007 Omnibus Equity Compensation Plan